UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
 _____________________________________________
 Current Report
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 13, 2017
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MPLX LP
(Exact name of registrant as specified in its charter)
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Delaware	001-35714	27-0005456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Hardin Street Findlay, Ohio	45840
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(419) 421-2414
(Former name or former address, if changed since last report.)
 _____________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 13, 2017, MPLX LP (the “Partnership”) entered into a Membership Interests Contribution Agreement (the “Contribution Agreement”) with MPLX GP LLC (the “General Partner”), MPLX Logistics Holdings LLC (“MPLX Logistics”), MPLX Holdings Inc. (“MPLX Holdings”) and MPC Investment LLC (“MPC Investment”), each a wholly-owned subsidiary of Marathon Petroleum Corporation (“MPC”). Pursuant to the Contribution Agreement, MPC Investment agreed to contribute the outstanding membership interests in MPLX Refining Logistics LLC (“MPLX Refining Logistics”) and MPLX Fuels Distribution LLC (“MPLX Fuels Distribution”), through a series of intercompany contributions, to the Partnership for total consideration of approximately $8.1 billion (collectively the “Transaction”).

MPC Investment is contributing the outstanding membership interests in MPLX Refining Logistics and MPLX Fuels Distribution in exchange for $4.1 billion in cash consideration and equity consideration valued at approximately $4.0 billion, consisting of: (i) 85,610,278 common units representing limited partner interests in the Partnership (“Common Units”) to be issued to the General Partner; (ii) 18,176,666 Common Units to be issued to MPLX Logistics and (iii) 7,824,167 Common Units to be issued to MPLX Holdings. The Partnership also agreed to issue 2,277,778 general partner units to the General Partner in order to maintain its two percent general partner interest in the Partnership. The General Partner, MPLX Logistics and MPLX Holdings agreed to waive distributions on the Common Units issued in connection with the Transaction for the Partnership’s fourth quarter 2017 cash distribution, and the General Partner will not be entitled to receive general partner distributions or incentive distribution rights that would otherwise accrue on such Common Units with respect to the Partnership’s fourth quarter 2017 cash distribution. The Partnership intends to fund the cash consideration with the proceeds from a term loan facility for which it has received a commitment from various lenders.

The Contribution Agreement contains customary representations and warranties as well as customary indemnification obligations among the parties. Subject to customary closing conditions, the Transaction is expected to close February 1, 2018.

The foregoing description of the Contribution Agreement is not complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

The terms of the Contribution Agreement were approved on behalf of the Partnership by the conflicts committee and the board of directors of the General Partner. The conflicts committee, which is comprised of independent members of the board of directors of the General Partner, retained independent legal and financial advisors to assist it in evaluating and negotiating the Transaction.

Relationships
The General Partner manages the Partnership’s operations and activities through the General Partner’s officers and directors. Each of the General Partner, MPLX Logistics, MPLX Holdings and MPC Investment is a wholly-owned subsidiary of MPC. As a result, certain individuals, including officers of MPC and officers and directors of the General Partner, serve as officers and/or directors of one or more of such entities. Prior to giving effect to the Common Units to be issued pursuant to the Transaction, MPC indirectly owns 118,090,823 Common Units, representing approximately 29 percent of the Common Units issued and outstanding as of November 10, 2017. Through its ownership of the General Partner, MPC also indirectly owns all of the Partnership’s incentive distribution rights as well as 8,307,478 general partner units, representing a two percent general partner interest in the General Partner.

Item 3.02	Unregistered Sales of Equity Securities.
The description in Item 1.01 above of the Partnership’s issuance of Common Units and general partner units in connection with the Transaction is incorporated into this Item 3.02 by reference, insofar as such information relates to the sale of unregistered equity securities. The sale and issuance of the Common Units and general partner units in connection with the Transaction is exempt from registration under Section 4(a)(2) of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

2.1*	Membership Interests Contribution Agreement, dated November 13, 2017, between MPLX LP, MPLX Logistics Holdings LLC, MPLX Holdings Inc., MPLX GP LLC and MPC Investment LLC
*The exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPLX LP

	By:	MPLX GP LLC, its General Partner

Date: November 13, 2017	By:	/s/ Pamela K.M. Beall
Name: Pamela K.M. Beall
Title: Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

2.1*	Membership Interests Contribution Agreement, dated November 13, 2017, between MPLX LP, MPLX Logistics Holdings LLC, MPLX Holdings Inc., MPLX GP LLC and MPC Investment LLC
*The exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.